EXHIBIT 99.1

PREMIERWEST BANCORP

ANNOUNCES FOURTH QUARTER RESULTS

MEDFORD, OREGON—January 22, 2013: PremierWest Bancorp (NASDAQ:PRWT) (Company), parent company of PremierWest Bank (Bank), announced results for the fourth quarter and year ended December 31, 2012, as follows:

For the quarter ended December 31, 2012:

•       Net loss applicable to common shareholders of $7.3 million, compared to net income of $114,000 in third quarter 2012 and a $4.1 million net loss in fourth quarter 2011;

•       Net OREO and foreclosed asset expenses of $4.6 million, an increase from $883,000 in third quarter 2012, and $1.4 million in fourth quarter 2011;

•       No loan loss provision expense in fourth or third quarter 2012, compared to $3.0 million in fourth quarter 2011;

•       Net loan charge-offs of $614,000 compared to net loan charge-offs of $344,000 in third quarter 2012 and $7.3 million in fourth quarter 2011;

•       A charge of $2.8 million was taken to recognize an updated estimate of a liability for post-retirement health insurance benefits previously committed to certain current and former directors and officers;

•       Net interest margin of 3.85%, a decrease from 4.01% in third quarter 2012 and 3.95% in fourth quarter 2011;

•       Average rate paid on total deposits and borrowings of 0.50%, a decline from 0.55% in the third quarter in 2012 and 0.66% in fourth quarter 2011.

For the year ended December 31, 2012:

•      Net loss applicable to common shareholders of $13.9 million, after $4.8 million in loan loss provision, net OREO and foreclosed asset expenses of $9.2 million and a charge of $2.8 million to recognize an updated estimate of a liability associated with post-retirement benefits, as noted above. This compares to a net loss applicable to common shareholders of $17.6 million for the year ended 2011, with a $14.4 million loan loss provision and net OREO and foreclosed asset expenses of $8.6 million;

•      Net interest margin of 4.08%, an increase of 3 basis points from 4.05% for the year ended 2011;

•      Average rate paid on total deposits and borrowings of 0.56%, a 22 basis point decline from 0.78% for the year ended 2011;

•      Net loan charge-offs of $8.9 million, compared to $27.2 million for the year ended 2011;

•      Allowance for loan losses of $18.6 million, or 2.87% of gross loans, compared to $22.7 million, or 2.84%, at December 31, 2011;

•      Non-performing loans of $22.7 million, or 3.50% of gross loans, compared to $76.2 million, or 9.56% of gross loans, at December 31, 2011, representing a $53.6 million, or 70%, reduction when comparing the two periods;

•      OREO of $25.4 million, up from $22.8 million at December 31, 2011.

Management continued to execute strategies that have resulted in further strengthening of the Company, including:

•       Reducing adversely classified loans by $82.3 million, or 52%, from $159.8 million at December 31, 2011;

•       Reducing non-performing assets by $51.1 million, or 52%, from $99.1 million at December 31, 2011;

•       Strengthening the Bank’s total risk-based and leverage capital ratios to 14.06% and 8.95%, respectively, as compared to 13.03% and 8.72% at December 31, 2011;

•       Improving non-interest bearing demand deposits as a percentage of total deposits to 28% at December 31, 2012, up from 25% at December 31, 2011.

James M. Ford, President & Chief Executive Officer, stated, “As I have reported over the past several quarters, the Company has made significant progress. However, the Board of Directors and executive management determined that without an infusion of additional capital, the Bank would not be able to exit all problem credit relationships, meet obligations to holders of our trust preferred securities at the expiration of the deferral period, comply with the FDIC Consent Order, satisfy our commitment to the U.S. Treasury as holder of our Series B Preferred Stock issued under TARP, and complete the restructuring initiatives begun earlier this year. After studying many options, we announced in October our decision to merge with AmericanWest Bank as the best course of action for our employees, shareholders and communities.

“We continue to make significant reductions in problem assets,” Ford continued. “As part of this effort, OREO impairment charges taken this quarter resulted in a net loss for the current period. These charges were associated with numerous properties received earlier this year as part of a master settlement agreement with a large non-performing loan relationship. These charges were taken primarily on properties for land development, which have continued to experience declines in value. Concurrently, we had another successful quarter in reducing problem assets, which are now at the lowest levels since 2007. Contributing to this reduction was the paydown or payoff of over $3.9 million in non-performing loans. As a result of these improvements in credit quality, net charge-offs were at reduced levels for the second consecutive quarter. Non-interest expenses included a charge of $2.8 million during the fourth quarter to recognize an updated estimate of a liability for post-retirement health insurance benefits previously committed to certain current and former directors and officers. Despite this, the expense reduction initiatives completed earlier this year have produced the expected results. These efforts validate our commitment to operating a more cost-effective organization.

“We continue to be successful at reducing our levels of higher-cost certificates of deposits. In addition, we remain focused on having non-interest bearing deposits as an important component of our funding,” commented Ford. “Loan demand remains subdued due to the continued sluggish economy. In the meantime, contributions to revenue are being made by the investment portfolio, investment brokerage and mortgage banking activities.”

In closing, Ford remarked, “I believe that our efforts to reduce problem assets and restructure our business operations are proving beneficial, even with the OREO impairment charges we incurred this quarter. Similarly, reductions in infrastructure expenses and continued deleveraging have contributed to additional improvement in our capital levels. We remain focused in our efforts to enhance the operating results of PremierWest through the continued reduction in problem assets and enhanced efficiency of our business operations.”

OPERATING RESULTS

Net Interest Income

Net interest income for the quarter and twelve months ended December 31, 2012 declined from the three and twelve months ended December 31, 2011. This is primarily due to a decline in average interest earning assets during these periods as a result of the Company’s deleveraging strategy. In addition, average interest bearing liabilities decreased during these same periods. Correspondingly, interest expense continued to decline due to the reduction in the balances of, and rates paid on, certificates of deposit. Changes in the balance sheet mix also contributed to declines in net interest income during these periods. Loan balances have declined through payoffs and charge-offs. Investment securities have grown as a proportion of the balance sheet with loan demand continuing to be soft due to continued weakness in the economy. As such, investment securities, which typically generate a lower yield than loans, comprise a higher percentage of the Bank’s earning assets.

Certain reclassifications have been made to the following financial table presentations to conform to current period presentations. These reclassifications have no effect on previously reported net income (loss) per share.

STATEMENT OF OPERATIONS OVERVIEW

(Dollars in Thousands, Except for Loss per Share Data)
	For the Three Months Ended December 31, 2012	For the Three Months Ended September 30, 2012	$ Change	% Change	For the Three Months Ended December 31, 2011	$ Change	% Change

Interest and dividend income	$ 11,398	$ 12,110	$ (712)	-6%	$ 13,710	$ (2,312)	-17%
Interest expense	1,325	1,486	(161)	-11%	1,969	(644)	-33%
Net interest income	10,073	10,624	(551)	-5%	11,741	(1,668)	-14%
Loan loss provision	-	-	-	0%	3,000	(3,000)	-100%
Non-interest income	2,717	3,350	(633)	-19%	2,377	340	14%
Non-interest expense	19,415	13,215	6,200	47%	14,476	4,939	34%
Income (loss) before provision for income taxes	(6,625)	759	(7,384)	973%	(3,358)	(3,267)	97%
Provision for income taxes	10	11	(1)	-9%	26	(16)	-62%
Net income (loss)	(6,635)	748	(7,383)	987%	(3,384)	(3,251)	96%
Preferred stock dividends and discount accretion	632	634	(2)	0%	682	(50)	-7%

Net income (loss) applicable to common shareholders	$ (7,267)	$ 114	$ (7,381)	6475%	$ (4,066)	$ (3,201)	79%

Income (loss) per common share:
Basic (1)	$ (0.72)	$ 0.01	$ (0.73)	7300%	$ (0.41)	$ (0.31)	76%
Diluted (1)	$ (0.72)	$ 0.01	$ (0.73)	7300%	$ (0.41)	$ (0.31)	76%

Average common shares outstanding - basic (1)	10,034,741	10,034,741	-	0%	10,035,241	(500)	0%
Average common shares outstanding - diluted (1)	10,034,741	10,034,741	-	0%	10,035,241	(500)	0%

	For the Year Ended December 31, 2012	For the Year Ended December 31, 2011	$ Change	% Change

Interest and dividend income	$ 49,803	$ 59,475	$ (9,672)	-16%
Interest expense	6,098	9,558	(3,460)	-36%
Net interest income	43,705	49,917	(6,212)	-12%
Loan loss provision	4,775	14,350	(9,575)	-67%
Non-interest income	13,144	10,838	2,306	21%
Non-interest expense	63,413	61,386	2,027	3%
Income (loss) before provision for income taxes	(11,339)	(14,981)	3,642	24%
Provision for income taxes	68	70	(2)	-3%
Net loss	(11,407)	(15,051)	3,644	24%
Preferred stock dividends and discount accretion	2,528	2,565	(37)	-1%

Net loss applicable to common shareholders	$ (13,935)	$ (17,616)	$ 3,681	21%

Loss per common share:
Basic (1)	$ (1.39)	$ (1.76)	$ 0.37	21%
Diluted (1)	$ (1.39)	$ (1.76)	$ 0.37	21%

Average common shares outstanding - basic (1)	10,034,741	10,035,241	(500)	0%
Average common shares outstanding - diluted (1)	10,034,741	10,035,241	(500)	0%

(1) As of December 31, 2012, September 30, 2012, and December 31, 2011, 109,039 common shares related to the potential exercise of the warrant issued to the U.S. Treasury pursuant to the Troubled Asset Relief Program (TARP) Capital Purchase Program were not included in the computation of diluted earnings per share as their inclusion would have been anti-dilutive.

The following table provides the reconciliation of net income (loss) applicable to common shareholders to pre-tax, pre-credit operating income (loss) (non-GAAP) for the periods presented:

Reconciliation of Non-GAAP Measure:
Non-GAAP Operating Income (Loss)
(Dollars in Thousands)
For The Three Months Ended	December 31, 2012	September 30, 2012	$ Change	% Change	December 31, 2011	$ Change	% Change

Net income (loss) applicable to common shareholders	$ (7,267)	$ 114	$ (7,381)	6475%	$ (4,066)	$ (3,201)	79%
Provision for loan losses	-	-	-	0%	3,000	(3,000)	100%
Net cost of operations of other real estate owned
and foreclosed assets	4,642	883	3,759	426%	1,380	3,262	236%
Provision for income taxes	10	11	(1)	-9%	26	(16)	-62%
Preferred stock dividends and discount accretion	632	634	(2)	0%	682	(50)	-7%
Pre-tax, pre-credit cost operating income (loss)	$ (1,983)	$ 1,642	$ (3,625)	-221%	$ 1,022	$ (3,005)	-294%

For The Year Ended	December 31, 2012	December 31, 2011	$ Change	% Change

Net loss applicable to common shareholders	$ (13,935)	$ (17,616)	$ 3,681	21%
Provision for loan losses	4,775	14,350	(9,575)	-67%
Net cost of operations of other real estate owned
and foreclosed assets	9,172	8,554	618	7%
Provision for income taxes	68	70	(2)	-3%
Preferred stock dividends and discount accretion	2,528	2,565	(37)	-1%
Pre-tax, pre-credit cost operating income	$ 2,608	$ 7,923	$ (5,315)	-67%

The following table provides a summary of tax equivalent net income (loss) applicable to common shareholders (non-GAAP) for the periods presented:

Reconciliation of Non-GAAP Measure:
Tax Equivalent Net Income (Loss) Applicable to Common Shareholders
(Dollars in Thousands)
For the Three Months ended	December 31, 2012	September 30, 2012	$ Change	% Change	December 31, 2011	$ Change	% Change

Net interest income	$ 10,073	$ 10,624	$ (551)	-5%	$ 11,741	$ (1,668)	-14%
Tax equivalent adjustment for municipal loan interest	33	41	(8)	-20%	44	(11)	-25%
Tax equivalent adjustment for municipal bond interest	2	3	(1)	-33%	7	(5)	-71%
Tax equivalent net interest income	10,108	10,668	(560)	-5%	11,792	(1,684)	-14%
Provision for loan losses	-	-	-	0%	3,000	(3,000)	-100%
Non-interest income	2,717	3,350	(633)	-19%	2,377	340	14%
Non-interest expense	19,415	13,215	6,200	47%	14,476	4,939	34%
Provision for income taxes	10	11	(1)	-9%	26	(16)	-62%
Tax equivalent net income (loss)	(6,600)	792	(7,392)	933%	(3,333)	(3,267)	98%
Preferred stock dividends and discount accretion	632	634	(2)	0%	682	(50)	-7%
Tax equivalent net income (loss) applicable to common shareholders	$ (7,232)	$ 158	$ (7,390)	4677%	$ (4,015)	$ (3,217)	80%

For the Year ended	December 31, 2012	December 31, 2011	$ Change	% Change

Net interest income	$ 43,705	$ 49,917	$ (6,212)	-12%
Tax equivalent adjustment for municipal loan interest	157	178	(21)	-12%
Tax equivalent adjustment for municipal bond interest	22	58	(36)	-62%
Tax equivalent net interest income	43,884	50,153	(6,269)	-12%
Provision for loan losses	4,775	14,350	(9,575)	-67%
Non-interest income	13,144	10,838	2,306	21%
Non-interest expense	63,413	61,386	2,027	3%
Provision for income taxes	68	70	(2)	-3%
Tax equivalent net loss	(11,228)	(14,815)	3,587	24%
Preferred stock dividends and discount accretion	2,528	2,565	(37)	-1%
Tax equivalent net loss applicable to common shareholders	$ (13,756)	$ (17,380)	$ 3,624	21%

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Management believes that presentation of these non-GAAP financial measures provide useful information frequently used by shareholders in the evaluation of a company. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analyses of results as reported under GAAP.

Non-interest Income

Non-interest income for the quarter ended December 31, 2012 increased compared to the quarter ended December 31, 2011. Service charge income on deposit accounts declined due to a reduction in the amount of non-sufficient check items. This was partially offset by growth in mortgage banking income, primarily associated with refinancing activity. Investment brokerage and annuity fee income also grew due to an increase in sales volume. Other non-interest income increased due to a gain from sale of fixed assets associated with the sale of a former branch location.

Non-interest income for the twelve months ended December 31, 2012, grew as compared to the twelve months ended December 31, 2011. Service charge income on deposit accounts declined due to a reduction in the amount of non-sufficient check items. Growth in investment brokerage and annuity fees due to an increase in sales volume was accompanied by similar growth in income from increased mortgage banking revenue, primarily due to increased refinancing activity. Continued repositioning of the investment securities portfolio to adjust to changes in market outlook occurred throughout the current period, resulting in higher net gains on sale of securities. Other non-interest income increased due to a gain from sale of fixed assets associated with the sale of a former branch location.

In November 2010, the Federal Deposit Insurance Corporation ("FDIC") issued mandates on overdraft payment programs applicable to its supervised institutions, including the Bank. These restrictions were effective July 1, 2011. The Bank began implementing changes to its overdraft payment program in the third quarter of 2011 to comply with the FDIC's mandates. The Company believes these mandates have continued to adversely affect non-interest income.

Non-interest income
(Dollars in Thousands)

For The Three Months Ended
	December 31, 2012	September 30, 2012	$ Change	% Change	December 31, 2011	$ Change	% Change

Service charges on deposit accounts	$ 816	$ 847	$ (31)	-4%	$ 898	$ (82)	-9%
Other commissions and fees	664	676	(12)	-2%	684	(20)	-3%
Net gain (loss) on sale of securities, available for sale	(4)	713	(717)	-101%	116	(120)	-103%
Investment brokerage and annuity fees	397	581	(184)	-32%	360	37	10%
Mortgage banking fees	329	204	125	61%	143	186	130%
Other non-interest income:
Increase in value of BOLI	122	123	(1)	-1%	125	(3)	-2%
Other non-interest income	393	206	187	91%	51	342	671%
Total non-interest income	$ 2,717	$ 3,350	$ (633)	-19%	$ 2,377	$ 340	14%

For The Year Ended
	December 31, 2012	December 31, 2011	$ Change	% Change

Service charges on deposit accounts	$ 3,416	$ 3,720	$ (304)	-8%
Other commissions and fees	2,686	2,724	(38)	-1%
Net gain on sale of securities, available for sale	3,104	1,115	1,989	178%
Investment brokerage and annuity fees	1,786	1,754	32	2%
Mortgage banking fees	753	413	340	82%
Other non-interest income:
Increase in value of BOLI	488	508	(20)	-4%
Other non-interest income	911	604	307	51%
Total non-interest income	$ 13,144	$ 10,838	$ 2,306	21%

Non-interest Expense

Non-interest expense for the current quarter increased from the quarter ended December 31, 2011. This was primarily due to increases in net cost of operations of OREO from impairment charges taken on numerous properties received earlier this year as part of a master settlement agreement with a large non-performing loan relationship. These charges were taken primarily on properties for land development, which have continued to experience declines in value. In addition, a charge of $2.8 million was taken during the current quarter to recognize an updated estimate of a liability for post-retirement health insurance benefits previously committed to certain current and former directors and officers. This charge, which is not related to the proposed merger with AmericanWest Bank, increased director fee expense by $1.6 million and salaries and employee benefits expense by $1.2 million. Excluding the impact of recording the post-retirement obligation, salary and employee benefits expense fell versus the quarter ended December 31, 2011 due to branch consolidation, branch sales and administrative restructuring initiatives completed earlier in 2012.

Non-interest expense for the twelve months ended December 31, 2012 increased compared to the twelve months ended December 31, 2011. The increase was primarily due to higher net cost of operations of OREO and problem loan expenses associated with the payment of delinquent property taxes of $1.6 million incurred to acquire OREO properties. Salary and employee benefits expense declined despite the charges taken to recognize a liability for post-retirement health insurance benefits, as mentioned above, due to the branch reduction and administrative restructuring initiatives completed earlier in 2012. In addition, a number of expense categories experienced declines due to company-wide efforts to reduce expenses. Such reductions were primarily the result of operating fewer branch locations. Similarly, FDIC assessments dropped commensurate with the decline in total assets over the period. Director fee expenses increased as a result of the charge to record a liability for post-retirement health insurance benefits, as mentioned above. Other non-interest expense increased primarily due to a cost of approximately $800,000 to retire assets as a result of the branch reduction initiative completed in second quarter 2012.

Non-interest expense
(Dollars in Thousands)

For The Three Months Ended
	December 31, 2012	September 30, 2012	$ Change	% Change	December 31, 2011	$ Change	% Change

Salaries and employee benefits	$ 6,925	$ 6,065	$ 860	14%	$ 6,302	$ 623	10%
Net cost of operations of other real estate
owned and foreclosed assets	4,642	883	3,759	426%	1,380	3,262	236%
Net occupancy and equipment	1,757	1,694	63	4%	1,690	67	4%
FDIC and state assessments	628	690	(62)	-9%	727	(99)	-14%
Professional fees	876	1,020	(144)	-14%	807	69	9%
Communications	388	411	(23)	-6%	509	(121)	-24%
Advertising	186	166	20	12%	135	51	38%
Third-party loan costs	250	165	85	52%	343	(93)	-27%
Professional liability insurance	214	215	(1)	0%	540	(326)	-60%
Problem loan expense	459	570	(111)	-19%	200	259	130%
Other non-interest expense:
Director fees	1,774	120	1,654	1378%	105	1,669	1590%
Internet costs	121	113	8	7%	237	(116)	-49%
ATM debit card costs	177	210	(33)	-16%	190	(13)	-7%
Business development	54	61	(7)	-11%	85	(31)	-36%
Amortization	210	105	105	100%	116	94	81%
Supplies	95	91	4	4%	149	(54)	-36%
Other non-interest expense	659	636	23	4%	961	(302)	-31%
Total non-interest expense	$ 19,415	$ 13,215	$ 6,200	47%	$ 14,476	$ 4,939	34%

For The Year Ended
	December 31, 2012	December 31, 2011	$ Change	% Change

Salaries and employee benefits	$ 26,077	$ 26,836	$ (759)	-3%
Net cost of operations of other real estate
owned and foreclosed assets	9,172	8,554	618	7%
Net occupancy and equipment	7,024	7,953	(929)	-12%
FDIC and state assessments	2,700	3,448	(748)	-22%
Professional fees	2,933	3,053	(120)	-4%
Communications	1,720	1,953	(233)	-12%
Advertising	743	828	(85)	-10%
Third-party loan costs	984	1,266	(282)	-22%
Professional liability insurance	855	813	42	5%
Problem loan expense	3,106	652	2,454	376%
Other non-interest expense:
Director fees	2,124	405	1,719	424%
Internet costs	492	624	(132)	-21%
ATM debit card costs	722	692	30	4%
Business development	257	340	(83)	-24%
Amortization	547	499	48	10%
Supplies	419	569	(150)	-26%
Other non-interest expense	3,538	2,901	637	22%
Total non-interest expense	$ 63,413	$ 61,386	$ 2,027	3%

Income Taxes

The Company recorded an income tax provision for the three months ended December 31, 2012, September 30, 2012, and December 31, 2011. The provision was made for minimum state income taxes owed.

As of December 31, 2012, the Company maintained a full valuation allowance against its deferred tax asset. If the Company returns to sustained profitability, all or a portion of the deferred tax asset valuation allowance may be reversed. A reversal of the deferred tax asset valuation allowance would decrease the Company’s income tax expense and increase net income. Currently, the only tax expense the Company is recognizing relates to Oregon minimum tax.

BALANCE SHEET OVERVIEW

(Dollars in Thousands)
	December 31,	September 30,		%	December 31,		%
	2012	2012	$ Change	Change	2011	$ Change	Change
Assets:
Cash and cash equivalents	$ 80,252	$ 65,543	$ 14,709	22%	$ 71,349	$ 8,903	12%
Interest-bearing certificates of deposit	1,500	1,500	-	0%	1,500	-	0%
Investment securities	333,157	328,627	4,530	1%	319,415	13,742	4%

Gross loans, net of deferred fees	647,272	676,101	(28,829)	-4%	797,416	(150,144)	-19%
Allowance for loan losses	(18,560)	(19,174)	614	3%	(22,683)	4,123	18%
Net loans	628,712	656,927	(28,215)	-4%	774,733	(146,021)	-19%

Other assets	96,346	104,953	(8,607)	-8%	99,050	(2,704)	-3%
Total assets	$ 1,139,967	$ 1,157,550	$ (17,583)	-2%	$ 1,266,047	$ (126,080)	-10%

Liabilities and stockholders' equity
Total deposits	$ 1,006,184	$ 1,014,982	$ (8,798)	-1%	$ 1,127,749	$ (121,565)	-11%
Borrowings	36,281	37,965	(1,684)	-4%	35,169	1,112	3%
Other liabilities	24,141	23,549	592	3%	18,764	5,377	29%
Stockholders' equity	73,361	81,054	(7,693)	-9%	84,365	(11,004)	-13%
Total liabilities and stockholders' equity	$ 1,139,967	$ 1,157,550	$ (17,583)	-2%	$ 1,266,047	$ (126,080)	-10%

The Company’s liquidity position remains strong as evidenced by its current level of combined cash and cash equivalents and investment securities. Over the past year, the Company has continued to manage its investment securities to maintain a diversified portfolio consisting of government guaranteed collateralized mortgage obligations and mortgage-backed securities. Municipal securities rated AA or better with maturities generally ranging from 5 to 15 years were also purchased during this period. The expected duration of the investment portfolio was 4.0 years at December 31, 2012, compared to 3.9 years at September 30, 2012, and 4.4 years at December 31, 2011.

LOANS

The Bank’s total loan portfolio continues to decline, reflecting the Company’s efforts to reduce adversely classified loans. These declines are accentuated by soft loan demand due to continued weakness in the local and national economy. As a result, commercial, real estate construction, and commercial & industrial loan balances declined during the current year. Loan totals have also declined because the Company exited a number of higher risk rated loan relationships over the past year which contributed to the contraction in the commercial real estate and construction, land development & other land loan categories over the same period. This included a reduction, after charge-offs, of approximately $15 million in loan balances associated with settlement of the largest non-performing lending relationship in first quarter 2012.

Interest and fees earned on our loan portfolio are our primary source of revenue. Our ability to achieve loan growth will be dependent on many factors, including the ability to raise additional capital, effects of competition, economic conditions in our markets, retention of key personnel and valued customers, and our ability to close loans in the pipeline.

The Company manages new commercial, including agricultural, loan origination volume using concentration limits that establish maximum exposure levels by designated industry segment, real estate product types, geography, and single borrower limits. We expect the commercial loan portfolio to be an important contributor to growth in future revenues as we continue to seek to limit our exposure to construction and development and commercial real estate.

Loans by category

(Dollars in Thousands)	December 31, 2012	% of Gross Loans	September 30, 2012	% of Gross Loans	$ Change	% Change	December 31, 2011	% of Gross Loans	$ Change	% Change

Construction, Land Dev & Other Land	$ 34,062	5%	$ 36,434	5%	$ (2,372)	-7%	$ 81,241	10%	$ (47,179)	-58%
Commercial & Industrial	103,818	16%	115,395	17%	(11,577)	-10%	124,422	16%	(20,604)	-17%
Commercial Real Estate Loans	395,959	61%	402,237	59%	(6,278)	-2%	449,347	56%	(53,388)	-12%
Secured Multifamily Residential	19,290	3%	20,221	3%	(931)	-5%	21,792	3%	(2,502)	-11%
Other Loans Secured by 1-4 Family RE	41,151	6%	43,400	6%	(2,249)	-5%	47,912	6%	(6,761)	-14%
Loans to Individuals, Family & Personal Expense	20,666	3%	21,859	3%	(1,193)	-5%	24,034	3%	(3,368)	-14%
Indirect Consumer	22,838	4%	23,264	3%	(426)	-2%	21,272	3%	1,566	7%
Other Loans	9,550	1%	13,316	2%	(3,766)	-28%	27,594	3%	(18,044)	-65%
Overdrafts	193	0%	228	0%	(35)	-15%	264	0%	(71)	-27%
Gross loans	647,527		676,354		(28,827)	-4%	797,878		(150,351)	-19%
Less: allowance for loan losses	(18,560)	-3%	(19,174)	-3%	614	3%	(22,683)	-3%	4,123	18%
Less: deferred fees and restructured loan concessions	(255)	0%	(253)	0%	(2)	1%	(462)	0%	207	45%
Loans, net	$ 628,712		$ 656,927		$ (28,215)	-4%	$ 774,733		$ (146,021)	-19%

DEPOSITS AND BORROWINGS

The trend in the decline in total deposits continues from recent quarters. This decrease was mainly due to the decision to continue to reduce higher cost time deposit balances. Time deposits declined as a percentage of the Company’s total deposits in the most recent quarter versus the same quarter last year. In addition, deposits have declined as a result of the branch consolidation and sale of two branches during second quarter 2012. These branches represented approximately $102.0 million, or less than 10% of total Bank-wide deposits as of December 31, 2011. As of December 31, 2012, only $35.0 million in deposits have been lost as a result of this initiative, including $16.3 million located in the two branches sold to another financial institution. This represents a loss of deposits in these branches of 3.1% of total deposits as of December 31, 2011.

The combination of the Company’s efforts to reduce higher-cost time deposits and deposit pricing strategies to lower interest rates in concert with market conditions has reduced the average rate paid on total deposits in fourth quarter 2012 from the same quarter in 2011. It has also increased the proportion of the Company’s funding from non-interest bearing and lower-cost non-maturity deposits over this period.

Total brokered deposits were $241,000 at December 31, 2012 and December 31, 2011. These deposits are currently not being replaced as they mature.

Deposits

(Dollars in Thousands)	December 31, 2012	Percent of Total	September 30, 2012	Percent of Total	$ Change	December 31, 2011	Percent of Total	$ Change

Interest-bearing demand and money market	$ 302,042	30%	$ 301,976	30%	$ 66	$ 326,994	29%	$ (24,952)
Savings	94,032	9%	91,335	9%	2,697	87,483	8%	6,549
Time deposits	329,295	33%	346,054	34%	(16,759)	431,753	38%	(102,458)
Total interest-bearing deposits	725,369	72%	739,365	73%	(13,996)	846,230	75%	(120,861)
Non-interest bearing demand	280,815	28%	275,617	27%	5,198	281,519	25%	(704)
Total deposits	$ 1,006,184	100%	$ 1,014,982	100%	$ (8,798)	$ 1,127,749	100%	$ (121,565)

CAPITAL

As of December 31, 2012, capital ratios at the Bank have improved as compared to December 31, 2011, primarily due to the Company’s deleveraging strategy and shift in the balance sheet mix to less risk-weighted assets, such as investment securities. PremierWest Bank has met the quantitative thresholds to be considered “Well-Capitalized” under published regulatory standards for total risk-based capital and Tier 1 risk-based capital at December 31, 2012. However, we continue to be subject to the terms of the Consent Order with the FDIC and have not yet reached the 10.00 percent leverage ratio required by the Consent Order. An additional $12.0 million in capital would be needed to achieve the 10.00 percent leverage ratio requirement. As such, we are not considered “Well-Capitalized” under all applicable regulatory requirements.

Bancorp:
				Regulatory
	December 31,	September 30,	December 31,	Minimum to be
	2012	2012	2011	“Adequately Capitalized”
				greater than or equal to

Total risk-based capital ratio	12.97%	13.32%	12.45%	8.00%
Tier 1 risk-based capital ratio	10.70%	11.37%	10.80%	4.00%
Leverage ratio	7.48%	8.15%	8.01%	4.00%

Bank:
				Regulatory	Regulatory
	December 31,	September 30,	December 31,	Minimum to be	Minimum to be
	2012	2012	2011	“Adequately Capitalized”	“Well-Capitalized”
				greater than or equal to	greater than or equal to

Total risk-based capital ratio	14.06%	14.28%	13.03%	8.00%	10.00%
Tier 1 risk-based capital ratio	12.80%	13.02%	11.77%	4.00%	6.00%
Leverage ratio	8.95%	9.34%	8.72%	4.00%	5.00%

The total risk based capital ratios of Bancorp include $30.9 million of junior subordinated debentures, of which $21.9 million qualified as Tier 1 capital at December 31, 2012, under guidance issued by the Federal Reserve. As provided in the Dodd-Frank Act, which was signed into law on July 21, 2010, Bancorp currently expects to continue to rely on these junior subordinated debentures as part of its regulatory capital. However, Bancorp also expects that future regulations related to Basel III capital standards could adversely impact continued reliance on junior subordinated debentures.

FINANCIAL PERFORMANCE OVERVIEW
For The Three Months Ended	December 31, 2012	September 30, 2012	Change	December 31, 2011	Change
Selective quarterly performance ratios
Return on average assets, annualized	-2.51%	0.04%	(2.55)	-1.25%	(1.26)
Return on average common equity, annualized	-72.47%	1.12%	(73.59)	-34.12%	(38.35)
Efficiency ratio (1)	151.80%	94.57%	57.23	102.54%	49.26

Share and per share information
Average common shares outstanding - basic	10,034,741	10,034,741	-	10,035,241	(500)
Average common shares outstanding - diluted	10,034,741	10,034,741	-	10,035,241	(500)
Basic income (loss) per common share	$(0.72)	$0.01	$(0.73)	$(0.41)	$(0.31)
Diluted income (loss) per common share	$(0.72)	$0.01	$(0.73)	$(0.41)	$(0.31)
Book value per common share (2)	$3.24	$4.02	$(0.78)	$4.38	$(1.14)
Tangible book value per common share (3)	$3.10	$3.85	$(0.75)	$4.18	$(1.08)

For The Year Ended	December 31, 2012	December 31, 2011	Change
Selective quarterly performance ratios
Return on average assets, annualized	-1.17%	-1.31%	0.14
Return on average common equity, annualized	-33.47%	-34.33%	0.86
Efficiency ratio (1)	111.55%	101.04%	10.51

Share and per share information
Average common shares outstanding - basic	10,034,741	10,035,241	(500)
Average common shares outstanding - diluted	10,034,741	10,035,241	(500)
Basic loss per common share	$(1.39)	$(1.76)	$0.37
Diluted loss per common share	$(1.39)	$(1.76)	$0.37

(1) Non-interest expense divided by net interest income plus non-interest income.

(2) Book value is calculated as the total common equity (less preferred stock and the discount on preferred stock) divided by the period ending number of common shares outstanding.

(3) Tangible book value is calculated as the total common equity (less preferred stock and the discount on preferred stock) less core deposit intangibles divided by the period ending number of common shares outstanding.

Net Interest Margin

Net interest margin for the three months ended December 31, 2012 decreased as compared to the same period in 2011 due to a decline in higher yielding loan balances and the impact of falling interest rates on investment securities purchased during 2012. The decline in investment yields was due primarily to an increase in premium amortization on collateralized mortgage obligations as a result of an acceleration of prepayment speeds that resulted from a drop in interest rates to historically low levels during the period. The decline in asset yields was partially mitigated by the falling costs of interest-bearing liabilities caused by the Company’s on-going efforts to reduce higher-cost certificates of deposits as a source of funding. For the twelve months ended December 31, 2012, net interest margin increased over the same period in 2011. This was primarily due to the collection of approximately $500,000 in loan interest from the sale of a note in second quarter 2012. This additional interest income resulted in a 5 basis points increase in net interest margin for the twelve months ended December 31, 2012, as compared to same period in 2011. The margin was also positively impacted by the continued decline in costs of interest-bearing liabilities, as previously referenced.

(Annualized, tax-equivalent basis)

For The Three Months Ended
	December 31, 2012	September 30, 2012	Change	December 31, 2011	Change
Selective quarterly performance ratios
Yield on average gross loans (1)	5.99%	6.07%	(0.08)	5.90%	0.09
Yield on average investment securities (1)(2)	1.49%	1.71%	(0.22)	1.64%	(0.15)
Cost of average interest bearing deposits	0.63%	0.64%	(0.01)	0.85%	(0.22)
Cost of average borrowings	1.95%	2.93%	(0.98)	1.72%	0.23
Cost of average total deposits and borrowings	0.50%	0.55%	(0.05)	0.66%	(0.16)

Yield on average interest-earning assets (1)	4.36%	4.56%	(0.20)	4.61%	(0.25)
Cost of average interest-bearing liabilities	0.69%	0.75%	(0.06)	0.88%	(0.19)
Net interest spread	3.67%	3.81%	(0.14)	3.73%	(0.06)

Net interest margin (1)	3.85%	4.01%	(0.16)	3.95%	(0.10)

For The Year Ended
	December 31, 2012	December 31, 2011	Change
Selective quarterly performance ratios
Yield on average gross loans (1)	6.07%	5.98%	0.09
Yield on average investment securities (1)(2)	1.84%	1.84%	-
Cost of average interest bearing deposits	0.69%	0.96%	(0.27)
Cost of average borrowings	2.17%	1.81%	0.36
Cost of average total deposits and borrowings	0.56%	0.78%	(0.22)

Yield on average interest-earning assets (1)	4.64%	4.82%	(0.18)
Cost of average interest-bearing liabilities	0.75%	0.99%	(0.24)
Net interest spread	3.89%	3.83%	0.06

Net interest margin (1)	4.08%	4.05%	0.03

(1) Tax-exempt income has been adjusted to a tax equivalent basis at a 40% rate.

(2) Includes interest-bearing cash equivalents.

ASSET QUALITY

At December 31, 2012, the Company experienced a continued decrease in adversely classified loans, due to a decline in both loans rated substandard or worse but not impaired and non-performing loans. Non-performing loans have continued to decline, primarily in the construction and land development loan category, as a result of improvements in credit quality ratings, transfers to OREO, pay offs, and charge-offs of impaired loans. Of those loans currently designated as non-performing, approximately $13.4 million, or 59.3%, are current as to payment of principal and interest in accordance with terms pursuant to a formal plan.

The Company monitors delinquencies, defined as loans on accruing status 30-89 days past due, as an indicator of future non-performing assets. Total 30-89 days delinquencies remain below 1.00%, mirroring the improvement in overall credit quality noted previously. Loans to individuals experienced an increase in delinquencies in fourth quarter due to a more assertive collection methodology being applied to loans formerly housed in the Bank’s now dissolved Finance Company. This approach is expected to reduce delinquencies going forward. Although the local and national economy continues to languish, more borrowers are demonstrating the ability to adjust to current economic conditions.

At December 31, 2012, total non-performing assets were down compared to December 31, 2011. Non-performing assets and non-performing loans also declined during this period in terms of percentage of total assets and loans, respectively. The amount of additions to non-performing loans declined in the current quarter as compared to the same quarter in 2011.

Adversely classified loans

(Dollars in Thousands)
	December 31, 2012	September 30, 2012	$ Change	% Change	December 31, 2011	$ Change	% Change

Rated substandard or worse but not impaired	$ 54,830	$ 73,225	$ (18,395)	-25%	$ 83,583	$ (28,753)	-34%
Impaired	22,651	30,473	(7,822)	-26%	76,241	(53,590)	-70%
Total adversely classified loans*	$ 77,481	$ 103,698	$ (26,217)	-25%	$ 159,824	$ (82,343)	-52%

Gross loans	$ 647,527	$ 676,354	$ (28,827)	-4%	$ 797,878	$ (150,351)	-19%
Adversely classified loans to gross loans	11.97%	15.33%	-3.36%		20.03%	-8.06%
Allowance for loan losses	$ 18,560	$ 19,174	$ (614)	-3%	$ 22,683	$ (4,123)	-18%

Percentage of non-performing loans to total gross loans	3.50%	4.51%			9.56%
Accruing Loans 30-89 days past due to total accruing loans	0.68%	0.66%			0.40%

* Adversely classified loans are defined as loans having a well-defined weakness or weaknesses related to the borrower's financial capacity or to pledged collateral that may jeopardize the repayment of the debt.

They are characterized by the possibility that the Bank may sustain some loss if the deficiencies giving rise to the substandard classification are not corrected.

The following table summarizes the Company’s non-performing assets as of the periods shown:

Non-performing assets

(Dollars in Thousands)	December 31, 2012	September 30, 2012	$ Change	December 31, 2011	$ Change
Loans on nonaccrual status	$ 22,651	$ 30,082	$ (7,431)	$ 76,097	$ (53,446)
Loans past due greater than 90 days but
not on nonaccrual status	-	391	(391)	144	(144)
Total non-performing loans	22,651	30,473	(7,822)	76,241	(53,590)
Other real estate owned and
foreclosed assets	25,357	29,288	(3,931)	22,829	2,528
Total non-performing assets	$ 48,008	$ 59,761	$ (11,753)	$ 99,070	$ (51,062)

Percentage of non-performing assets
to total assets	4.21%	5.16%		7.83%

The Company’s OREO property disposition activities continued at a steady pace in 2012, with proceeds from sales down slightly from 2011. The dollar volume of real estate properties taken into the OREO portfolio increased for the twelve months ended December 31, 2012 as compared to the same period in 2011. This is due primarily to the approximately $15 million in properties taken into OREO in first quarter 2012 associated with settlement of the Company’s largest non-performing lending relationship. Charges for valuation adjustments related to the properties associated with this relationship totaled $4.6 million in 2012, of which $4.0 million was taken in the current quarter. During the twelve months ended December 31, 2012, the Company disposed of 45 OREO properties while acquiring 39 properties. At December 31, 2012, the OREO portfolio consisted of 73 properties. The largest balances in the OREO portfolio were attributable to income-producing properties and residential or commercial land for development, all of which are located within our footprint.

ALLOWANCE FOR LOAN LOSSES

The Company’s allowance for loan losses continues to decline in concert with the reduction in adversely classified loans, loan delinquencies and other relevant credit metrics. With the reduction in net charge-offs and change in the loan portfolio composition over the past several years, loss factors used in Management’s estimates to establish reserve levels have declined commensurately. As such, there was no provision provided in the quarter ended December 31, 2012. As a result, amounts provided to the allowance for loan losses declined for the twelve months ended December 31, 2012, as compared to the same period in 2011.

For the quarter ended December 31, 2012, total gross and net loan charge-offs were down substantially versus the quarter ended December 31, 2011. Similarly, total gross and net loan charge-offs were down substantially compared to the twelve months ended December 31, 2011. The significant decline in charge-offs during 2012 as compared to 2011 is due primarily to reductions in adversely classified loans during the period. Net charge-offs in the current period were concentrated in the construction and land development real estate, non-owner occupied commercial real estate and consumer loan categories.

The overall risk profile of the Company’s loan portfolio continues to improve, as stated above. However, the trend of future provision for loan losses will depend primarily on economic conditions, level of adversely-classified assets, and changes in collateral values.

Allowance for Loan Losses

(Dollars in Thousands)
For the Three Months Ended	December 31, 2012	September 30, 2012	$ Change	% Change	December 31, 2011	$ Change	% Change

Gross loans outstanding at end of period	$ 647,527	$ 676,354	$ (28,827)	-4%	$ 797,878	$ (150,351)	-19%
Average loans outstanding, gross	$ 663,644	$ 691,869	$ (28,225)	-4%	$ 825,724	$ (162,080)	-20%
Allowance for loan losses, beginning of period	$ 19,174	$ 19,518	$ (344)	-2%	$ 26,975	$ (7,801)	-29%
Charge-offs:
Commercial	-	(96)	96		(1,093)	1,093
Real Estate	(433)	(1,201)	768		(5,434)	5,001
Consumer	(523)	(241)	(282)		(500)	(23)
Other	(505)	(633)	128		(955)	450
Total charge-offs	(1,461)	(2,171)	710	33%	(7,982)	6,521	82%
Recoveries:
Commercial	146	61	85		102	44
Real Estate	483	1,606	(1,123)		451	32
Consumer	156	89	67		62	94
Other	62	71	(9)		75	(13)
Total recoveries	847	1,827	(980)	-54%	690	157	23%
Net charge-offs	(614)	(344)	(270)	78%	(7,292)	6,678	92%
Provision charged to income	-	-	-	0%	3,000	(3,000)	-100%
Allowance for loan losses, end of period	$ 18,560	$ 19,174	$ (614)	-3%	$ 22,683	$ (4,123)	-18%

Ratio of net loans charged-off to average gross loans outstanding, annualized	0.37%	0.20%	0.17		3.50%	(3.13)

Ratio of allowance for loan losses to gross loans outstanding	2.87%	2.83%	0.04		2.84%	0.03

Allowance for loan losses as a percentage of adversely classified loans	23.95%	18.49%	5.46		14.19%	9.76

Allowance for loan losses to total non-performing loans	81.94%	62.92%	19.02		29.75%	52.19

For the Year Ended	December 31, 2012	December 31, 2011	$ Change	% Change

Gross loans outstanding at end of period	$ 647,527	$ 797,878	$ (150,351)	-19%
Average loans outstanding, gross	$ 712,704	$ 891,846	$ (179,142)	-20%
Allowance for loan losses, beginning of period	$ 22,683	$ 35,582	$ (12,899)	-36%
Charge-offs:
Commercial	(453)	(3,786)	3,333
Real Estate	(9,382)	(26,770)	17,388
Consumer	(2,693)	(1,090)	(1,603)
Other	(1,552)	(2,410)	858
Total charge-offs	(14,080)	(34,056)	19,976	59%
Recoveries:
Commercial	1,323	5,016	(3,693)
Real Estate	3,058	1,236	1,822
Consumer	716	323	393
Other	85	232	(147)
Total recoveries	5,182	6,807	(1,625)	-24%
Net charge-offs	(8,898)	(27,249)	18,351	67%
Provision charged to income	4,775	14,350	(9,575)	-67%
Allowance for loan losses, end of period	$ 18,560	$ 22,683	$ (4,123)	-18%

Ratio of net loans charged-off to average gross loans outstanding, annualized	1.25%	3.06%	(1.81)

ABOUT PREMIERWEST BANCORP

PremierWest Bancorp (NASDAQ: PRWT) is a bank holding company headquartered in Medford, Oregon, and operates primarily through its subsidiary, PremierWest Bank. PremierWest Bank offers expanded banking-related services through its subsidiary, PremierWest Investment Services, Inc.

PremierWest Bank was created following the merger of the Bank of Southern Oregon and Douglas National Bank in May 2000. In April 2001, PremierWest Bancorp acquired Timberline Bancshares, Inc. and its wholly-owned subsidiary, Timberline Community Bank, located in Siskiyou County in northern California. In January 2004, PremierWest acquired Mid Valley Bank located in the northern California counties of Shasta, Tehama and Butte. In January 2008, PremierWest acquired Stockmans Financial Group, and its wholly-owned subsidiary, Stockmans Bank, located in the Sacramento, California area. During the last several years, PremierWest expanded into Klamath Falls and the Central Oregon communities of Bend and Redmond, and into Nevada, Yolo and Butte counties in California.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in PremierWest’s filings with the SEC, and risks that we are unable to increase capital levels or effectively implement asset reduction and credit quality improvement strategies, unable to comply with regulatory agreements and the risk that market conditions deteriorate. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. We make forward-looking statements in this press release about the proposed merger with AmericanWest Bank, future profitability of the Company, deferred tax asset valuation allowance and the effect of reversal thereof, sources of revenue, and the prospects for earnings growth, the effective management of our credit quality, liquidity, commercial loan growth, real estate market conditions, the adequacy of our Allowance for Loan Losses, reduced delinquencies in loans to individuals, and the inclusion of junior subordinated debentures as part of regulatory capital.